Exhibit 18.1
Board of Directors
PolyOne Corporation
Note 19 of the Notes to the Consolidated Financial Statements of PolyOne Corporation included in its Form 10-Q for the quarterly period ended September 30, 2008 describes an accounting change regarding the date of the Company’s annual impairment assessment for goodwill and other indefinite lived intangible assets from the first day of the third quarter to the first day of the fourth quarter. There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2007, and therefore we do not express any opinion on any financial statements of PolyOne Corporation subsequent to that date.
Very truly yours,
/s/ Ernst & Young LLP
October 28, 2008
Cleveland, Ohio